EXHIBIT 99.1


      [ATMOS ENERGY CORPORATION LETTERHEAD AND LOGO APPEAR HERE]




DATE: August 8, 2000                         INVESTOR & MEDIA CONTACT:

FOR RELEASE: Immediately                     Lynn Hord   (972) 855-3729




        ATMOS ENERGY CORPORATION TO ACQUIRE REMAINING INTEREST
                      IN WOODWARD MARKETING, LLC


Dallas, Texas - August 8, 2000 -- Atmos Energy Corporation (NYSE: ATO) today announced that it will acquire from Woodward Marketing, Inc., the remaining 55 percent interest in Woodward Marketing, LLC in exchange for 1,423,193 shares of Atmos common stock, valued at $33.3 million.
Of the 1,423,193 shares to be issued, 960,000 shares are subject to adjustment if the Atmos share price does not reach $25 per share for any 30 consecutive trading days over a five-year period from the date of closing.

Atmos currently owns a 45 percent interest in Woodward Marketing, LLC. The acquisition of the remaining interest in Woodward Marketing, LLC is expected to add about $0.04 - $0.06 to consolidated earnings per share during the first full year of complete ownership. The acquisition of Woodward Marketing will not require shareholder approval but will require regulatory approval in six of the 13 states in which Atmos operates. J. D. Woodward, President of Woodward Marketing, LLC will become Senior Vice President of Non-Utility Operations for Atmos upon completion of the transaction.

"Woodward Marketing, LLC has a track record of strong financial growth accompanied by some of the highest customer satisfaction ratings in the industry under the leadership of J. D. Woodward and Jim Kifer," said Robert W. Best, Atmos Chairman, President and Chief Executive Officer. "The acquisition of the remaining interest in Woodward Marketing will increase the profitability, scale and scope of Atmos' non-utility operations," said Best.

"I have known J. D. Woodward for several years and I have been very impressed with his expertise, sound business judgment and ability to grow his business profitably. We look forward to having J. D. join Atmos as the head of our non-utility operations. We are also pleased that Jim Kifer and the talented professional staff at Woodward Marketing, LLC will also be joining our company", said Robert W. Best.

Woodward Marketing, LLC is a natural gas services company headquartered in Houston, Texas, which serves natural gas utility, municipal, and industrial customers located primarily in the Southeast, Midwest and in California. Atmos acquired its 45 percent interest in the gas services company as part of the acquisition of United Cities Gas Company in 1997. Since then, Woodward's realized pretax income has increased by more than 20 percent each year. For the nine months ended June 30, 2000, Woodwards's pretax realized income increased about 44 percent compared to the nine months ended June 30, 1999.

All statements, other than historical financial information and statements of historical facts included in this press release may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements reflect the Company's current views made in good faith with respect to future events and performance. Actual results may differ materially from those suggested in any such forward-looking statements as a result of certain risks and uncertainties. A discussion of these risks and uncertainties is included in the Company's periodic reports filed with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended September 30, 1999.

Atmos Energy Corporation of Dallas, Texas, distributes natural gas and propane to more than one million customers in 13 states through its operating divisions - Energas Company, Greeley Gas Company, Trans Louisiana Gas Company, United Cities Gas Company, Western Kentucky Gas Company and United Cities Propane Gas, Inc. For additional information about the Company, please visit the Atmos website at www.atmosenergy.com.



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